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Exhibit 14

MANHATTAN BANCORP & BANK OF MANHATTAN, N.A.

CODE OF CONDUCT

Approved by the Audit Committee &
the Board of Directors on February 28, 2008
(Originally Approved by the Board of Directors on January 18, 2007)

GENERAL STATEMENT

        Manhattan Bancorp and Bank of Manhattan, N.A. (jointly referred to as the "Company") are committed to the highest standards of ethical and professional conduct. This Code of Conduct provides you guidance in how to uphold these standards. In addition, the Insider Trading Policy sets forth the policies of the Company, with respect to personal securities transactions. Additional direction is provided in the job-related manuals, policies and procedures of certain areas because of the areas' particular activities, operating risks or individual responsibilities, and in other publications that address employee conduct. The Code of Conduct, the Insider Trading Policy, the Personnel Policy, any work-related manuals, policies or procedures applicable to you and any other publications that address employee conduct are collectively referred to as the "Documents."

        This Code is intended to reflect compliance with all applicable governmental laws, rules and regulations, including but not limited to the Sarbanes-Oxley Act of 2002 and SEC regulations promulgated there under. In accordance with the mandate of these laws, this Code of Conduct applies to all directors, officers and employees of the Company. More specifically, it applies equally to the President/Chief Executive Officer, the Executive Vice President/Chief Financial Officer, the Controller and any other senior financial officers of the Company, as it does to all other officers and employees of the Company. In addition, non-employee directors, although not technically staff members, are required to comply with all provisions of the Code of Conduct, which are logically and legally capable of applying to them. Because this Code of Conduct imposes important ethical obligations on all of the Company's directors, officers and employees, it is imperative that the Code is read carefully.

        This Code supersedes and replaces any prior communications, policies, rules, practices, standards and/or guidelines to the contrary, whether written or oral.

        This Code consists of basic standards of business practice, as well as professional and personal conduct. Such standards require honesty and candor in our activities, including the observance of the spirit and the letter of the law. As set forth below, these standards have both personal and corporate implications.

PERSONAL CONDUCT

        Because the Company is judged by the collective performance and public perception of its employees, you must always act in a manner that merits public trust and confidence. The following are our basic principles of personal conduct:

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  You must not take any action, either personally or on behalf of the Company, which will violate any law or regulation affecting our business.

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  You must perform your assigned duties to the best of your ability and in the best interests of the Company, its customers, employees and shareholders.

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  You must avoid all circumstances that could produce conflicts, or the appearance of conflicts between your personal interests and those of the Company.

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  You must comply with security and safety procedures established by the Company.

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  You must adhere to, and fully comply with, all of the Company's policies and procedures.

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  You must respect the confidentiality of information obtained in the course of business, including information related to the financial affairs of customers or to the investment value of any business enterprise.

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  You must exercise absolute candor and fully cooperate in providing facts and information in connection with company investigations, or if requested of you by management or other authorized persons, to the fullest extent permitted by law.

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  You must not use corporate resources or your corporate position in pursuit of personal interests that violate the Documents or any law or regulation.

CORPORATE CONDUCT

        Our corporate activities should earn the confidence and trust of our customers, employees and shareholders. The following are our basic principles of corporate conduct:

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  The Company will not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.

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  The Company is committed to maintaining a level of earnings that provides an equitable return on investment for its shareholders; providing satisfying employment opportunities in its various communities; and providing financial services and resources that meet the needs of its customers and the communities it serves.

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  The Company will cooperate fully with its regulators and auditors and will disclose, on a timely basis, information required for judging the soundness of its condition and its merits as an investment.

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  The Company will maintain and uphold standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to customers and employees.

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  The Company will conduct its business in fair and open competition and will not enter into illegal arrangements with competitors affecting pricing or marketing policies.

ADMINISTRATION OF CODE OF CONDUCT

        Each officer, director and employee is responsible for becoming familiar with the Code. Supervising officers are expected to make every reasonable effort to ensure that they themselves and all of their subordinate staff comply with the provisions of the Code. Any supervising officer who encounters a situation in which a subordinate staff member has failed to comply with the Code must immediately report the situation to the President/Chief Executive Officer.

        The Audit Committee (with respect to auditing and accounting related matters) and the Compensation Committee (with respect to all other matters) shall have the ultimate responsibility for determining matters of interpretation with respect to the Code, and for making all final decisions concerning disciplinary actions, if applicable. The day-to-day administration and implementation of the Code, as well as the distribution of any periodic changes to the Code to staff members, shall be the responsibility of the President/Chief Executive Officer, who may, in his discretion delegate such duties but not the responsibility attached, to other officers of the Company.

        If a staff member is unsure of what to do in any situation, he or she should always seek additional guidance and information before acting. Staff members should always try to use their good judgment and common sense; if something seems improper, it probably is. If a staff member has a question or concern about any accounting-related issues, he or she should ask the Executive Vice President/Chief Financial Officer, the President/Chief Executive Officer or, at the option of the staff member, the Chairman of the Audit Committee. For all other types of questions, the staff member should first address the question to his or her immediate supervisor. If a supervisor has a question regarding the interpretation or applicability of any provision of the Code to a particular situation, such supervisor should immediately seek the advice of the President/Chief Executive Officer or such other officer as has been designated by the President/Chief Executive Officer.

EMPLOYEE RESPONSIBILITIES

        The reputation of any financial institution depends upon the conduct and values of its employees. Building and ensuring an unblemished reputation involves:

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  Creating a culture of personal accountability;

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  Shaping the judgment of each employee on basic matters of policy;

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  Providing specific direction for each employee's approach to a variety of situations;

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  Accepting responsibility for decisions based on these directions; and

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  Calling upon each employee's individual pride and spirit in being recognized as part of a respected professional entity.

        As an employee within the Company, you must:

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  Be thoroughly familiar with, and periodically review, the Documents;

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  Be sensitive to situations that could result in inadvertent actions by yourself or your employees which could appear to be, or are directly in violation of, the Documents, or any law or regulation;

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  Ensure that job-related manuals, policies and procedures support the other Documents, and that these manuals, policies and procedures address ethical issues specific to your particular business activity;

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  Help other employees uphold the highest ethical standards;

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  Maintain a working environment that is supportive of your responsibilities as set forth in the Documents; and

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  Seek counsel regarding ethical issues through your manager.

        All employees are bound by both law and policy not to retaliate in any way against an employee who, in good faith, reports information in accordance with this policy.

COMPANY RECORDS AND REPORTING

        In keeping with their legal and ethical obligations, all staff members who are involved in any manner with the preparation and/or filing of any reports or documents that the Company is required to file or submit to any governmental agency, including but not limited to the SEC, the OCC and the Federal Reserve Board, are expected to make full, fair, accurate, timely and understandable disclosure in all such reports. In furtherance of this objective, all staff members must maintain accurate Company records and retain them in accordance with the law. This obligation to insure full, fair, accurate, timely and understandable disclosure, also extends to any public communication made by the Company.

        The falsification of any of the Company's books, records or documents will result in immediate dismissal. In addition, falsification of Company books and records is a felony under applicable laws.

CONFLICTS OF INTEREST

        You must avoid conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts. You must not act on behalf of the Company in any transaction involving persons or organizations with which you or a family member, have any financial or residual interest.

        Defined broadly, a conflict of interest includes any situation in which you are engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations might include activities, conduct or investments that could conflict with your duty to the Company or that could adversely affect your judgment or job performance. The appearance of a conflict of interest can often be as detrimental as a conflict itself. You should exercise sound judgment before committing to any activity or participating in any transaction that could potentially be a conflict. In general, you should consider the following factors to avoid conflict of interest situations:

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  Perception—Could the activity or transaction be perceived as a conflict of interest or a potential conflict by others, including employees, customers, suppliers, competitors, regulators or the public? If all the facts of the activity or transaction were made public, would you or the Company be embarrassed?

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  Intent—Is the activity or transaction being offered in an attempt to influence your judgment?

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  Impact—Will the Company be disadvantaged if you participate in the activity or transaction?

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  Objectivity—Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a customer, employee or supplier?

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  Time Considerations—Will the time required for the activity or transaction interfere with your ability to effectively carry out your job responsibilities for the Company?

WORK CONFLICTS AND OUTSIDE ACTIVITIES

        If you decide to pursue additional employment, engage in an independent business venture, or perform services for another business organization, you must disclose such activities to your manager and obtain his or her pre-approval to avoid any potential conflicts. You must not pursue such activities during Company business hours or allow any outside business, civic or charitable activities to interfere with your job performance.

        A conflict of interest may arise when you or one of your family members is a significant shareholder, director, officer, employee, consultant or agent of an organization that is a competitor, or that has current or prospective business with the Company as a customer, supplier or contractor. In such event, you must take steps to protect confidential information, remove yourself from situations where conflicts may arise and otherwise take steps to ensure that outside activities do not conflict with or impair your ability to perform your responsibilities for the Company and do not adversely affect the integrity, goodwill or public perception of the Company.

        As used in this Code of Conduct, "family member" means your spouse or domestic partner, child, parent, grandparent, sibling or parent-in-law. "Family member" may be defined differently in other policies that are incorporated by reference into the Code of Conduct.

OUTSIDE DIRECTORSHIPS OF EMPLOYEES

        Although you are encouraged to take part in community and charitable activities, due to the time demands and potential conflicts of interest, you are encouraged to advise your manager before serving on a board of a nonprofit organization. Directorships that will involve significant time away from the Bank, or that might otherwise interfere with efficient performance of normal duties or pose a conflict of interest, require the written approval of your manager.

        You should avoid directorships that might pose or create the appearance of a conflict of interest. If an apparent or actual conflict of interest develops and cannot be immediately resolved, you must withdraw promptly from service as a director of the outside entity. You should also be aware that you have sole responsibility for your actions and that the Company does not provide indemnification for employees who serve as directors of outside entities unless such service is at the specific written direction of an authorized representative of the Company.

        You are to abstain from, and not be physically present during, negotiations, preparations, recommendations or approvals of any extensions of credit or other business transactions between any companies with which the Company does business and any outside organization on whose board of directors you sit.

CORPORATE OPPORTUNITIES

        You owe a duty to the Company to advance its legitimate interests, whenever the opportunity arises. You must not deprive the Company of an opportunity, take for your own advantage an opportunity that belongs to the Company, or help others do so if they are in a position to divert a corporate opportunity for their own benefit. Further, you must not compete with the Company or use corporate property, information or position for improper personal gain.

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Exhibit 14